COMPUTER PRODUCTS, INC.
                         EXECUTIVE STOCK OWNERSHIP PLAN


INTRODUCTION
Computer Products, Inc. believes that senior executives who have the ability to impact the success of the Company should also participate as shareholders in the Company. The new Executive Stock Ownership Plan, effective January 1, 1996, has been designed to achieve this goal.

Targeted stock ownership is in direct relation to your base salary and level of incentive plan participation. As a Senior executive, you have a period of three years (1996 - 1998) to meet your personal share target. If you achieve your target, you will receive additional stock option grants.

BACKGROUND
The Executive Stock Ownership Plan provides you with a competitive approach to compensation. It is based upon the best of practices gleaned from a study of stock ownership programs among high technology companies and other Fortune 500 companies.

PARTICIPATION
The Plan identifies senior executives as required participants. Participants are defined as the CEO, CFO, Division Presidents, and Senior Executives.

This brochure provides you with general information regarding the Executive Stock Ownership Plan in which you will participate. If you have any questions about this Plan, please contact the Corporate Human Resources department with questions.


OWNERSHIP TARGETS
The three year program begins in January of 1996 and runs through 1998. The program may be renewed for consecutive three year periods thereafter. Stock ownership targets for the initial offering are as follows:

          Share Target Range

Title                            Minimum-Maximum

CEO                           75,000
CFO                           12,500        25,000
Division Presidents           12,500        25,000
Senior Executives              2,000         8,000


The required ownership levels above are to be achieved and maintained as follows:

               % of Stock Ownership
                  Minimum Target
                  to be Achieved

Calendar Year                 at Year End

1996                                33%
1997                                67%
1998                               100%

Note: New (hire) senior executives are given an extended period to meet their initial minimum share target. As a new senior executive you can achieve your target in 20% intervals over six years (0% in the first year).


REWARD -- STOCK OPTION GRANT!
When you achieve your minimum ownership target, a reward option is issued equal to that target. A second reward option grant is issued at the end of the three year plan period for any amount achieved over your minimum , up to your maximum. Or, if you meet your maximum target earlier, the second option will be issued shortly thereafter.

For example....

 ...a participant's share target minimum is 12,500 shares and the maximum is 25,000 shares. The participant achieves his/her minimum target on July 1, 1997. The participant receives a new stock option grant for 12,500 shares.
At the end of the three year period in 1998, the participant has achieved an additional 10,000 shares for a total of 22,500 shares toward the target ownership. A second stock option grant for 10,000 shares will be issued.
The rewarded stock option grant is administered according to a vesting schedule:
The stock option grant is 50% vested upon a 25% increase in the stock. The remaining 50% is vested upon an additional 25% increase in the stock price.

  Increases are measured based on the grant price and must be sustained for 20 of 30 consecutive trading days. The grant price is established on the day the verification of share target achievement is registered at Corporate.

  OWNERSHIP LEVEL ENFORCEMENT
  If minimum ownership levels are not achieved within the designated three year time period, your Annual Executive Incentive/Commission will be paid (all or a portion) in stock. (May cause "short swing" situation for some). The stock must be held until minimum ownership requirements are met. Additionally,m you can only receive additional stock options when minimum targets are achieved.

1. WHY DID THE COMPANY DECIDE TO IMPLEMENT THIS PLAN?
  The Board of Directors, supported by market data and research, believes that companies whose executive stock ownership is significant, tend to outperform those companies whose executives do not own substantial numbers of shares. Therefore, the Executive Stock Ownership Plan was developed to continue to build and strengthen both the Company and employee opportunity.

2.WHAT DOES THE COMPANY HOPE TO ACHIEVE THROUGH THE IMPLEMENTATION OF THIS
  PLAN?

  Computer Products, Inc. believes that senior executives who have the ability to impact the success of the Company should also participate as shareholders in the Company. The Company and executives will benefit. Executives who own and retain shares participate in Company growth, increased share values, and eligibility for additional stock options. In turn, the senior executives' interests will grow in alignment with the shareholders' interests, thus benefiting the future of the Company as a whole.